Exhibit 99.4

Aloha Petroleum, Ltd.

(A Wholly Owned Subsidiary of Henger BV Inc.)

Financial Statements as of December 31, 2013 and

2012, and for Each of the Three Years in the Period

Ended December 31, 2013, and Independent Auditors’ Report

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholder of
Aloha Petroleum, Ltd.:

We have audited the accompanying financial statements of Aloha Petroleum, Ltd. (the “Company”), a wholly owned subsidiary of Henger BV Inc., which comprise the balance sheets as of December 31, 2013 and 2012, and the related statements of comprehensive income, stockholder’s equity, and cash flows for each of the three years in the period ended December 31, 2013, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2013, in accordance with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Honolulu, Hawaii

April 29, 2014
(October 21, 2014, as to Note 11)

ALOHA PETROLEUM, LTD.

(A Wholly Owned Subsidiary of Henger BV Inc.)

BALANCE SHEETS

AS OF DECEMBER 31, 2013 AND 2012

(Dollars in thousands)

	2013	2012
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$23,192	$12,066
Accounts and notes receivable — less $598 and $619 in 2013 and 2012, respectively	16,611	19,995
Inventories	33,005	38,355
Prepaid expenses and other current assets	1,265	975
Income taxes receivable	—	1,585
Deferred income taxes	878	905

Total current assets	74,951	73,881

PROPERTY AND EQUIPMENT:
Land	27,350	27,350
Terminal facilities	51,728	50,283
Buildings and leasehold improvements	33,843	33,769
Equipment and vehicles	37,354	36,340
Construction in progress	4,362	2,346

Total property and equipment	154,637	150,088

Less accumulated depreciation and amortization	(62,053)	(56,432)

Property and equipment — net	92,584	93,656

OTHER ASSETS:
Goodwill	23,235	23,235
Intangible assets	10,366	11,465
Other noncurrent assets	2,083	1,994

Total other assets	35,684	36,694

TOTAL	$203,219	$204,231

(Continued)

ALOHA PETROLEUM, LTD.

(A Wholly Owned Subsidiary of Henger BV Inc.)

BALANCE SHEETS

AS OF DECEMBER 31, 2013 AND 2012

(Dollars in thousands)

	2013	2012
LIABILITIES AND STOCKHOLDER’S EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$6,150	$6,192
Accounts payable	11,973	15,105
Accrued expenses	14,318	11,890
Current portion of lease premium liability	745	762
Current portion of capital lease obligations	477	277
Income taxes payable	239	—

Total current liabilities	33,902	34,226

NONCURRENT LIABILITIES:
Long-term debt	30,750	44,424
Lease premium liability	9,602	10,324
Deferred income taxes	11,751	11,372
Asset retirement and environmental remediation obligations	5,740	5,764
Capital lease obligations	494	971
Deferred rent and other liabilities	5,013	4,644

Total noncurrent liabilities	63,350	77,499

COMMITMENTS AND CONTINGENCIES (Notes 8, 9, 10, and 11)

STOCKHOLDER’S EQUITY:
Common stock of $1 par value — authorized, issued, and outstanding, 750,000 shares	750	750
Additional paid-in capital	29,834	29,834
Accumulated other comprehensive loss	(39)	(52)
Retained earnings	75,422	61,974

Total stockholder’s equity	105,967	92,506

TOTAL	$203,219	$204,231

See notes to financial statements.	(Concluded)

ALOHA PETROLEUM, LTD.

(A Wholly Owned Subsidiary of Henger BV Inc.)

STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012, AND 2011

(Dollars in thousands)

	2013	2012	2011

REVENUES:
Refined products	$702,345	$738,292	$769,898
Convenience stores	45,074	41,588	37,831
Other	19,654	16,068	15,927

Total operating revenues	767,073	795,948	823,656

OPERATING EXPENSES:
Cost of refined products revenues *	635,205	673,337	707,100
Cost of convenience stores revenues *	32,291	30,014	27,634
Selling, general, and administrative *	60,994	57,360	58,143
Depreciation and amortization	8,224	7,932	7,227
Other	2,431	2,727	2,423

Total operating expenses	739,145	771,370	802,527

OPERATING INCOME	27,928	24,578	21,129

OTHER INCOME AND EXPENSE
Interest — net	(3,460)	(4,404)	(5,084)
Gain (loss) on interest rate swap and other	172	63	(465)

Total other expense	(3,288)	(4,341)	(5,549)

INCOME BEFORE INCOME TAXES	24,640	20,237	15,580

INCOME TAX EXPENSE:
Current	8,787	6,059	1,114
Deferred	405	819	4,903

Total income tax expense	9,192	6,878	6,017

NET INCOME	15,448	13,359	9,563

OTHER COMPREHENSIVE INCOME (LOSS) —
Supplemental executive retirement plan — net of tax	13	(13)	(13)

COMPREHENSIVE INCOME	$15,461	$13,346	$9,550

* Exclusive of depreciation and amortization expense shown separately below

See notes to financial statements.

ALOHA PETROLEUM, LTD.

(A Wholly Owned Subsidiary of Henger BV Inc.)

STATEMENTS OF STOCKHOLDER’S EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012, AND 2011

(Dollars in thousands)

					Accumulated
			Additional		Other
	Common Stock		Paid-In	Retained	Comprehensive
	Shares	Amount	Capital	Earnings	Income (Loss)	Total

BALANCE — January 1, 2011	750,000	$750	$29,834	$40,552	$(78)	$71,058

Net income				9,563		9,563

Supplemental executive retirement plan — net of tax					13	13

BALANCE — December 31, 2011	750,000	750	29,834	50,115	(65)	80,634

Net income				13,359		13,359

Dividends paid				(1,500)		(1,500)

Supplemental executive retirement plan — net of tax					13	13

BALANCE — December 31, 2012	750,000	750	29,834	61,974	(52)	92,506

Net income				15,448		15,448

Dividends paid				(2,000)		(2,000)

Supplemental executive retirement plan — net of tax					13	13

BALANCE — December 31, 2013	750,000	$750	$29,834	$75,422	$(39)	$105,967

See notes to financial statements.

ALOHA PETROLEUM, LTD.

(A Wholly Owned Subsidiary of Henger BV Inc.)

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012, AND 2011

(Dollars in thousands)

	2013	2012	2011

OPERATING ACTIVITIES:
Net income	$15,448	$13,359	$9,563
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	405	819	4,903
Depreciation and amortization	8,224	7,932	7,227
(Gain) loss on disposal of assets and interest rate swap	(130)	381	132
Changes in operating assets and liabilities:
Accounts and notes receivable	(244)	6,155	(6,206)
Inventories	9,187	(3,670)	1,751
Prepaid expenses and other assets	128	821	697
Accounts payable	(2,679)	(2,459)	(4,739)
Accrued expenses	2,222	(1,443)	2,580
Income taxes	1,824	1,011	(2,113)

Net cash provided by operating activities	34,385	22,906	13,795

INVESTING ACTIVITIES:
Capital expenditures	(6,972)	(5,456)	(10,697)
Other asset additions	(69)	(67)	(273)
Proceeds from sale of assets	113	109	116

Net cash used in investing activities	(6,928)	(5,414)	(10,854)

FINANCING ACTIVITIES:
Debt payments	(13,716)	(11,192)	(23,192)
Dividends paid	(2,000)	(1,500)	—
Debt issuance costs	(338)	—	—
Principal payments under capital lease obligations	(277)	(433)	(319)
Proceeds from borrowing	—	—	17,000

Net cash used in financing activities	(16,331)	(13,125)	(6,511)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	11,126	4,367	(3,570)

CASH AND CASH EQUIVALENTS — Beginning of year	12,066	7,699	11,269

CASH AND CASH EQUIVALENTS — End of year	$23,192	$12,066	$7,699

(Continued)

ALOHA PETROLEUM, LTD.

(A Wholly Owned Subsidiary of Henger BV Inc.)

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012, AND 2011

(Dollars in thousands)

	2013	2012	2011

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION — Cash paid during the year for:
Interest	$2,535	$3,503	$4,303

Income taxes	$6,880	$4,785	$2,940

NONCASH ACTIVITIES:
Capital lease obligations incurred for new equipment	$—	$—	$31

Capital expenditures in accounts payable	$1,068	$1,733	$627

Exchange of fuel inventory (payable) receivable	$(210)	$3,627	$2,942

See notes to financial statements.	(Concluded)

ALOHA PETROLEUM, LTD.

(A Wholly Owned Subsidiary of Henger BV Inc.)

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2013 AND 2012, AND FOR THE YEARS ENDED
DECEMBER 31, 2013, 2012, AND 2011

1.                      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization — Aloha Petroleum, Ltd. (the “Company”), is a wholly owned subsidiary of Henger BV Inc. (“Parent”), a company organized under the laws of the British Virgin Islands.

The Company is a distributor of petroleum products and operator of convenience stores and fuel terminals in the state of Hawaii.

Cash and Cash Equivalents — The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Inventories — Inventories consist primarily of refined petroleum products, ethanol, and convenience store merchandise. Refined petroleum products and ethanol are stated at the lower of weighted-average cost or market. Convenience store merchandise is stated using the retail inventory method.

Property and Equipment — Property and equipment is stated at cost. Assets held under capital leases are recorded as property and equipment, with related obligations accounted for as liabilities. The Company capitalizes the estimated cost of removing retail gasoline station equipment on leased properties. Depreciation and amortization are computed using the straight-line method over the shorter of the economic useful lives of the assets or the lease term, including option periods.

Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When such events or changes occur, an estimate of the future cash flows expected to result from the use of the assets and their eventual disposition is made. If the sum of such expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized in an amount by which the asset’s net book value exceeds fair value. No impairment losses were recorded in 2013, 2012, and 2011.

Intangible Assets — Intangible assets include values assigned to customer contracts and property leases with favorable lease terms where the estimated market rent exceeds that of the Company’s contractual lease rent payments. Customer contracts are amortized on a straight-line basis over the estimated useful life, and favorable leases are amortized over the term of the leases.

Goodwill — Goodwill is deemed to have an indefinite life, and the Company reviews goodwill for potential impairment on an annual basis or more frequently if indications of impairment exist. As of December 31, 2013, there has been no impairment of goodwill or intangible assets recorded to date.

Asset Retirement Obligations — An asset retirement obligation represents a legal obligation associated with the removal of retail gasoline station equipment at the end of the lease term. The Company recognizes the asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. The asset retirement obligations are accreted to their present value at the end of each reporting period over the terms of the leases.

Environmental Remediation Liability — Environmental remediation liability is recorded when environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated over the life of the remediation process.

Lease Premium Liabilities — Lease premium liabilities represent the value of leases with rental rates in excess of market rates. The liability is amortized to rent expense over the respective lease terms.

Leasing Transactions — The assets and related obligations for equipment leased under capital leases were recorded at amounts equal to the present value of the future minimum lease payments using the appropriate interest rate. Leased property is amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets. Rental expense on operating leases is recognized on a straight-line basis over the lease term. Lease incentives received from landlords are deferred and amortized on a straight-line basis over the related lease term as a reduction of rental expense.

Accumulated Other Comprehensive Income — The Company records unamortized losses for the nonqualified supplemental executive retirement plan net of tax in other comprehensive income.

Revenue Recognition — The Company recognizes revenues from the sale of refined products, convenience store merchandise, and lubricants upon delivery of goods to a customer. This is generally the point at which title is transferred and when payment has been received or collection is reasonably assured. Revenue for renewable identification number credits sold was $4,068,000, $687,000, and $744,000 in 2013, 2012, and 2011, respectively. Revenue includes taxes collected from customers totaling $99,077,000, $94,063,000, and $85,875,000 in 2013, 2012, and 2011, respectively.

Advertising Costs — Advertising costs are expensed as incurred. Advertising costs amounted to $857,000, $571,000, and $698,000 for the years ended December 31, 2013, 2012, and 2011, respectively.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Concentrations of Credit Risk — Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash, overnight investments, and accounts receivable. The Company places its cash with major financial institutions, which, at times, may exceed federally insured limits. Overnight investments are handled by major financial institutions and, by policy, are limited to U.S. government or U.S. government-related investments. Accounts receivable are primarily with commercial end users of petroleum products; holders of the Company’s charge card; and federal, state, and county agencies in Hawaii. Credit is extended only after evaluating a potential buyer’s creditworthiness.

A significant portion of the Company’s refined product sales and accounts receivable is from one customer, representing $205.1 million or 29%, $208.8 million or 28%, and $193.7 million or 25% of total refined product sales for the years ended December 31, 2013, 2012, and 2011, respectively, and $4.1 million or 25% and $3.5 million or 18% of accounts receivable as of December 31, 2013 and 2012, respectively.

Derivative Financial Instruments — The Company utilizes interest rate swaps to mitigate its risk exposure to volatility in market conditions. The interest rate swaps fall within the scope of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 815, Derivatives and Hedging. Derivatives and hedging are recorded in the balance sheets at fair value. The swap agreements are not accounted for under hedge accounting as defined by ASC 815. As a result, changes in fair value are recorded as gains or losses in other income and expense in the accompanying statements of comprehensive income.

Income Taxes — The Company files separate tax returns from its parent company. Deferred income taxes are provided for temporary differences between the financial statement and income tax return bases for assets and liabilities.

The Company evaluates tax positions to determine whether tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax benefits of positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax expense in the current year.

Subsequent Events — Subsequent events were evaluated through April 29, 2014 (October 21, 2014, as to Note 11), the date that these financial statements were available for issuance.

New Accounting Pronouncements — In January 2014, the FASB issued Accounting Standards Update (ASU) No. 2014-02, Intangibles — Goodwill and Other (Topic 350) — Accounting for Goodwill. The amendments in this ASU will allow an accounting alternative for the subsequent measurement of goodwill. An entity within the scope of the amendments that elects the accounting alternative in this ASU should amortize goodwill on a straight-line basis over 10 years, or less than 10 years if the entity demonstrates that another useful life is more appropriate. The accounting alternative, if elected, should be applied prospectively to goodwill existing as of the beginning of the period of adoption and new goodwill recognized in annual periods beginning after December 15, 2014, and interim periods within annual periods beginning after December 15, 2015. Early adoption is permitted, including application to any period for which the entity’s annual or interim financial statements have not yet been made available for issuance. Management is evaluating the impact the adoption of this standard will have on the Company’s financial statements.

2.                      FUEL STORAGE TERMINAL AGREEMENTS

The Company has terminalling agreements to provide certain services at the Honolulu terminal and Hilo West terminal in connection with the receipt, storage, and delivery of regular and premium gasoline and ethanol for an initial term of five years. The Company also has multiyear agreements to provide terminalling services at the Nawiliwili terminal and Kahului terminal for jet fuel and diesel fuel, respectively. Terminal fees are based on the actual gallons lifted from the terminal and are also subject to minimum annual gallon liftings. The Honolulu terminal agreement provides for an option period exercisable by the distributor for one additional five-year term. The Hilo West terminal agreement provides one-year extension periods on an evergreen basis. The terminalling agreements provide for annual fee escalations based on actual gallons lifted from the terminals and contain escalation clauses based on changes in U.S. Department of Labor indices.

The Company has a terminalling agreement at the Barbers Point terminal in connection with the receipt, storage, and delivery of regular and premium gasoline, on-road diesel fuel, and ethanol for a period of 20 years beginning December 1, 2005, and ending November 30, 2025. In consideration for such services, the Company receives the greater of a minimum monthly or a volume fee based on storage or throughput. The agreement is cancelable with 90 days’ notice by the local distributor.

3.                      FUEL SUPPLY AGREEMENTS

The Company is party to a fuel supply agreement with a local petroleum supplier to purchase regular unleaded gasoline, premium unleaded gasoline, and ultra-low sulfur diesel. The costs of these products are based on predefined formulas based on selected national and international market indices. Effective January 1, 2014, the Company entered into a new supply agreement for regular unleaded gasoline, premium unleaded gasoline, and ultra-low sulfur diesel which expires on December 31, 2014 and eliminates the minimum purchase requirement. The supply agreement for ethanol with the Company’s ethanol supplier expires on June 30, 2014 (see Note 11 for update). The Company expects to renew its agreements with its suppliers or to import refined petroleum products when the existing supply contracts for refined petroleum products expire.

In addition, the Company has fuel exchange agreements with its suppliers. These exchange agreements are transfers of fuel inventory that result in receivables or payables that are settled by delivery of gallons of fuel. At December 31, 2013, the Company had payables to its suppliers relating to these agreements totaling $210,000. At December 31, 2012 and 2011, the Company had receivables from suppliers relating to these agreements totaling $3,627,000 and $2,942,000, respectively.

4.                      GOODWILL AND INTANGIBLE ASSETS

Goodwill and identifiable intangible assets as of December 31, 2013 and 2012, are as follows:

			Weighted-
			Average
	2013	2012	Useful Life

Goodwill	$23,235,000	$23,235,000

Intangible assets:
Customer contracts	$12,296,000	$12,296,000	13.7 years
Favorable leases	1,458,000	1,535,000	20.9 years

Total intangible assets	13,754,000	13,831,000

Accumulated amortization:
Customer contracts	(3,054,000)	(2,064,000)
Favorable leases	(334,000)	(302,000)

Total accumulated amortization	(3,388,000)	(2,366,000)

Net carrying value	$10,366,000	$11,465,000

As of December 31, 2013, there has been no impairment of goodwill or intangible assets recorded to date. Amortization expense was $1,099,000 for the year ended December 31, 2013, and $1,136,000 for the years ended December 31, 2012 and 2011. Amortization expense for each of the next five years is projected to be $1,073,000, $1,060,000, $1,060,000, $1,048,000, and $969,000.

As of December 31, 2013 and 2012, the Company had lease premium liabilities totaling $10,347,000 and $11,086,000, respectively, which are amortized over the remaining lease terms.

5.                      LONG-TERM DEBT

Financing Arrangements — The Company’s long-term debt as of December 31, 2013 and 2012, consists of the following:

	2013	2012

Senior secured note of $25,000,000 payable to affiliates of an insurance company due through November 2020, payable in quarterly installments of $1,000,000 commencing November 22, 2014, interest at 6.88%	$25,000,000	$25,000,000

Term loan of $43,000,000 with a bank consortium due June 2018, payable in quarterly installments of $1,550,000 through September 30, 2014, and of $500,000 thereafter, interest at December 31, 2013 and 2012, of 1.91% and 3.75%, respectively	11,900,000	25,616,000

Total	36,900,000	50,616,000

Less current portion	(6,150,000)	(6,192,000)

Long-term portion	$30,750,000	$44,424,000

The Company’s credit agreement includes a term loan facility and a revolving credit facility. Both accrue interest at the bank’s base rate or London InterBank Offered Rate (LIBOR), plus a margin based on the Company’s funded debt to earnings before interest, taxes, depreciation, and amortization (leverage) ratio. All Company assets are pledged as collateral for the above agreements.

In June 2013, the Company refinanced its existing credit agreement to decrease the term loan borrowing to $15 million and to increase the revolving credit facility from $35 million to $55 million. The expiration date of the credit agreement is June 28, 2018. The Company may exercise an option to increase the amount of the revolving credit facility to $90 million at any time prior to June 28, 2016, provided no event of default exists. At December 31, 2013, no amounts were outstanding under the revolving credit facility. Letters of credit totaling $3 million issued by the participating banks count against the facility and reduced the available capacity to $52 million as of December 31, 2013.

In connection with its refinancing, the Company paid $338,000 in debt issuance costs, which are being amortized over the remaining terms of the credit facilities. As of December 31, 2013 and 2012, unamortized deferred financing costs are included in other noncurrent assets amounted to $740,000 and $612,000, respectively.

Maturities of long-term debt borrowings during the next five years are $6,150,000 in 2014, $6,000,000 in 2015, $6,000,000 in 2016, $6,000,000 in 2017, $4,750,000 in 2018, and $8,000,000 thereafter.

The long-term debt and credit agreements contain certain financial covenants relating to net worth, current ratio, leverage ratio, and debt service coverage ratio. Management believes the Company was in compliance with the financial covenants of these agreements as of December 31, 2013.

On December 17, 2010, the Company entered into interest rate swap agreements with a notional amount of $9,000,000 to fix the interest rate on a portion of the $43 million term loan at 2.27% in exchange for receiving a floating rate payment based on one-month LIBOR. The effective date of the swaps is

March 1, 2011, with an expiration date of March 1, 2015. Changes in the fair value of the swaps are recorded as a gain or loss in other income and expense in the accompanying statements of comprehensive income. As of December 31, 2013 and 2012, the fair value of the swap agreements was $230,000 and $402,000, respectively, and is included in other noncurrent liabilities.

Fair Value Measurements — GAAP establishes a framework for measuring fair value, and requires certain disclosures about fair value measurements to enable the reader of the financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values. GAAP requires that financial assets and liabilities be classified and disclosed in one of the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data.

The fair value of cash and cash equivalents approximate its carrying value due to its short-term nature as settlements of similar financial instruments are generally settled at or near cost. As of December 31, 2013 and 2012, the fair value of the senior secured note approximated $26,178,000 and $25,748,000, respectively, compared to its carrying value of $25,000,000 as of December 31, 2013 and 2012. At December 31, 2013 and 2012, the fair value of the term loan approximated its carrying value of $11,900,000 and $25,616,000, respectively. The fair value of long-term debt and the Company’s swap agreements have been classified as Level 2 measurements.

6.                      INCOME TAXES

Income tax expense consisted of the following:

	2013	2012	2011

Current:
Federal	$7,651,000	$5,268,000	$719,000
State	1,136,000	791,000	395,000
Deferred:
Federal	362,000	731,000	4,258,000
State	43,000	88,000	645,000

Total income tax expense	$9,192,000	$6,878,000	$6,017,000

The income tax expense for the years ended December 31, 2013, 2012 and 2011, differs from the amount computed by applying the federal statutory rate to pretax income as a result of the following:

	2013	2012	2011

Tax at federal statutory rate	$8,624,000	$7,083,000	$5,297,000
State income tax, net of federal benefit	1,025,000	642,000	485,000
Permanent differences and other	(457,000)	(847,000)	235,000

Total income tax expense	$9,192,000	$6,878,000	$6,017,000

Deferred tax assets and liabilities as of December 31, 2013 and 2012, consisted of the following:

	2013	2012

Deferred tax assets:
Asset retirement obligations	$2,037,000	$1,909,000
Deferred rent	1,397,000	1,172,000
Intangible assets and goodwill	886,000	2,823,000
Accrued retirement benefits	429,000	423,000
Environmental remediation obligations	390,000	373,000
Other reserves	1,157,000	1,109,000

Total deferred tax assets	6,296,000	7,809,000

Deferred tax liabilities:
Property	16,528,000	17,795,000
Prepaid expense and other assets	641,000	481,000

Total deferred tax liabilities	17,169,000	18,276,000

Net deferred tax liability	$10,873,000	$10,467,000

Reported as:
Deferred tax assets — current	$878,000	$905,000
Deferred tax liabilities — noncurrent	11,751,000	11,372,000

A valuation allowance as of December 31, 2013 and 2012, is not considered necessary as management believes that it is more likely than not that the deferred tax assets will be realized.

The Company evaluates its tax position in accordance with ASC 740-10, Income Taxes — Overall. As of and for the year ended December 31, 2013, management has determined that the Company had no unrecognized tax benefits. All tax years from 2010 remain open for federal and state tax purposes.

7.                     MULTIEMPLOYER PLANS AND OTHER EMPLOYEE BENEFIT PLANS

The Company contributes to a multiemployer defined benefit pension plan under the terms of two collective-bargaining agreements that cover its union-represented employees. The risks of participating in this multiemployer plan are different from single-employer plans in the following aspects:

a.              Assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers.

b.              If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers.

c.               If the Company chooses to stop participating in some of its multiemployer plans, the Company may be required to pay those plans an amount based on the underfunded status of the plan, referred to as a withdrawal liability.

The Company’s participation in this plan for the year ended December 31, 2013, is outlined in the table below. The “EIN Plan Number” column provides the Employee Identification Number (EIN) and the three-digit plan number, if applicable. Unless otherwise noted, the most recent Pension Protection Act

(PPA) zones status available in 2013 is for the plan’s year-end as of December 31, 2013, for the Western Conference of Teamsters Pension Plan. The zone status is based on information that the Company received from the plan and is certified by the plan’s actuary. Among other factors, plans in the red zone are generally less than 80% funded, and the plan is expected to have a funding deficiency in seven years; plans in the yellow zone are less than 80% funded; and plans in the green zone are at least 80% funded. The “FIP/RP Status Pending/Implemented” column indicates plans for which a financial improvement plan (FIP) or a rehabilitation plan (RP) is either pending or has been implemented. The second-to-the-last column lists the expiration dates of the collective-bargaining agreements to which the plans are subject. The Company did not contribute more than 5% of the total plan contributions.

				FIP/RP
		PPA Zone		Status
	EIN	Status		Pending/	Contribution of Entity		Surcharge	Expiration	Current Plan
Fund	Plan Number	2013	2012	Implemented	2013	2012	Imposed	Date	Year End

Western Conference of Teamsters Pension Plan	91-6145047; 001	Green	Green	No	$231,397	$259,164	No	February 2018
								March 2014	December 2013

Defined Contribution Plan — The Company has a defined contribution savings plan for all employees who have completed six months of service and are age 18 or older. The Company has a safe-harbor plan structure where participants’ contributions are 100% matched by the Company’s contribution on the first 3% of a participant’s compensation and 50% of the next 2% of a participant’s compensation. Participants may contribute up to the maximum permitted by law. In addition, the Company, at its discretion, may make additional profit-sharing contributions to the plan participants. Total matching contributions made by the Company were $461,000, $376,000, and $212,000 for the years ended December 31, 2013, 2012, and 2011, respectively. The Company also made discretionary profit-sharing contributions of $300,000, $250,000, and $300,000 for the years ended December 31, 2013, 2012, and 2011, respectively.

Retirement Plan — The Company has a nonqualified supplemental executive retirement plan for selected executives of the Company. The plan is unfunded, and benefits are based on final average compensation for the last three years, a five-year vesting period, and normal retirement age of 65. The expense (gain) associated with the plan was $(223,000), $53,000, and $106,000 for the years ended December 31, 2013, 2012, and 2011, respectively. The accrued obligation relating to this plan was $321,000 and $544,000 as of December 31, 2013 and 2012, respectively, which is recorded in other noncurrent liabilities. The value of the obligation was based on a 3% and 4% rate of compensation increase as of December 31, 2013 and 2012, respectively, and a discount rate of 2.1% and 2.42% as of December 31, 2013 and 2012, respectively. An estimated lump-sum benefit payment of $843,000 is to be paid based on an assumed retirement age of 62.

Deferred Compensation Plan — The Company has a deferred compensation arrangement for an executive that defers up to $150,000 of compensation, which vests over four years, and is payable upon termination after four years, or upon death, termination with cause, or acquisition or reorganization of employer. As of December 31, 2013 and 2012, the balance outstanding was $725,000 and $575,000, respectively, which is recorded in other noncurrent liabilities.

8.                      LEASES

Lessee — The Company leases certain retail gasoline station locations, office space, and equipment under leases that are accounted for as operating leases. Certain leases contain provisions for renewal and escalation. Rent expense was $11,957,000, $12,409,000, and $10,978,000 for the years ended December 31, 2013, 2012, and 2011, respectively.

Equipment and vehicles include leases classified as capital leases. The capitalized cost as of December 31, 2013 and 2012, was $1,634,000 and $2,070,000 (accumulated depreciation of $1,164,000 and $1,270,000), respectively.

Lessor — The Company is a lessor of land, buildings, and land improvements under leases that are accounted for as operating leases. Rental income was $5,791,000, $5,630,000, and $4,510,000 for the years ended December 31, 2013, 2012, and 2011, respectively. As of December 31, 2013 and 2012, the historical costs of leased properties are $17,625,000 and $14,090,000 and accumulated depreciation of $5,034,000 and $3,797,000, respectively.

The future minimum rental payments and income under noncancelable leases as of December 31, 2013, are as follows:

Years Ending	Capital	Operating	Rental
December 31	Leases	Leases	Income

2014	$505,000	$9,127,000	$3,456,000
2015	499,000	8,493,000	1,598,000
2016	6,000	7,987,000	1,255,000
2017	—	6,605,000	1,012,000
2018	—	5,271,000	1,588,000
Thereafter	—	49,369,000	—

Total	1,010,000	$86,852,000	$8,909,000

Less amount representing interest	(39,000)

Present value of future minimum lease payments	971,000

Less current portion	(477,000)

Noncurrent portion	$494,000

9.                      ASSET RETIREMENT AND ENVIRONMENTAL REMEDIATION OBLIGATIONS

As required by ASC 410-20, Asset Retirement Obligations, the Company evaluated its contractual obligations under its operating leases for the use of land utilized in its operations. During this evaluation, the Company determined it had an obligation to return the leased land to its condition before the Company obtained use of such land. The Company’s obligation relates to the removal of the fuel storage tanks, canopies, and other fuel sales equipment at the expiration of the leases.

A reconciliation of the changes in the asset retirement obligations as of December 31, 2013 and 2012, is as follows:

	2013	2012

Balance — January 1	$4,961,000	$4,763,000

Additions	38,000	—
Settlements	(66,000)	(73,000)
Accretion expense	269,000	271,000

Balance — December 31	$5,202,000	$4,961,000

The Company also has responsibility for environmental cleanup obligations under various property leases, as well as certain state and federal laws. It is the Company’s policy to accrue environmental cleanup costs if it is probable that a liability has been incurred and an amount is reasonably estimable. As investigations and cleanups proceed, environmental liabilities are reviewed and adjusted when additional information becomes available. Included in the reserve are costs for testing, soil remediation, and monitoring and consultant costs. As of December 31, 2013 and 2012, the net present value of future estimated environmental remediation costs using discount rates of 3.0% and 1.8% was $995,000 (including $457,000 in accrued expenses) and $970,000 (including $167,000 in accrued expenses), respectively.

The Company received notification from the United States Environmental Protection Agency (EPA) that several of its terminals did not have sufficiently impervious liners and that the Company could be required to install impervious liners at the terminals. The Company has disputed the alleged noncompliance. As certain of the terminals were recently acquired from a third party, the Company has also put the seller of those terminals on notice for indemnification for the costs to bring the acquired terminals into compliance and any penalties assessed for noncompliance. Management is in discussions with the EPA about the terminal liner requirement, and no amounts have been accrued in the accompanying financial statements. Management does not believe the impact of this matter will have a material effect on the Company’s financial statements.

10.               COMMITMENTS AND CONTINGENCIES

The Company is involved in various immaterial claims arising out of the ordinary course of business. The Company is also in dispute over insurance coverage for the defense of a claim made that was settled in favor of the Company. The insurer is seeking reimbursement of $1.7 million for premium costs and a security deposit, plus legal fees and costs. In February 2014, the insurer filed a petition to compel arbitration; however, the Company filed a motion for preliminary injunction against the petition. The Company’s motion is scheduled to be heard on May 9, 2014 (see Note 11 for update). Management does not believe the Company is liable for the claim, and no amounts have been accrued in the accompanying financial statements. In the opinion of management, the ultimate disposition of these matters will not have a material effect on the Company’s financial statements.

11.               SUBSEQUENT EVENTS

One of the Company’s collective bargaining agreements expired in March 2014. The Company continues to operate under the terms of the expired agreement and management is in the process of negotiating an extension of the agreement.

As discussed in Note 3, the Company’s ethanol supply agreement expired on June 30, 2014, and has renewed the agreement on a month-to-month basis.

On May 19, 2014, the Company received a demand for civil penalties of $900,000 from the EPA to resolve the Company’s violations of the Clean Air Act and Clean Water Act discussed in Note 9. In September 2014, management has counter-offered an amount substantially lower than the demand amount, and believes such amount is not material to the financial statements.

On June 30, 2014, the Company amended its senior secured note and credit agreement to permit the Company to make a loan to its Parent up to the maximum amount of $20 million; to allow special dividends to its Parent up to the maximum amount of $30 million, less any loans to its Parent; and to amend certain financial covenants including the current ratio, fixed charge coverage ratio, tangible net worth, and leverage ratio.

On August 20, 2014, a jury trial was scheduled for January 11, 2016 to settle the litigation with the insurer discussed in Note 10.  Management continues to believe it is not liable for the claim, and does not believe the ultimate disposition of this matter will have a material effect on the Company’s financial statements.

On September 8, 2014, the Company acquired three gas stations located on Maui, Hawaii for approximately $8 million.

On September 25, 2014, Susser Petroleum Partners LP, a Delaware limited partnership, and Susser Property Company LLC, a Delaware limited liability company (collectively, “Susser”), entered into a purchase and sale agreement (“Purchase Agreement”) with the Parent of the Company. Pursuant to the Purchase Agreement, Susser expects to acquire all of the equity interests of the Company in exchange for approximately $240 million in cash consideration, subject to certain adjustments. The consummation of the merger is subject to various customary closing conditions and is expected to close in the later part of 2014.

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